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EXHIBIT 3.11


                         RESCISSION AND GENERAL RELEASE

     This Rescission and General Release ("Release") is entered into this third day of July, 2000, by and between PowerSource Corporation ("PowerSource") and E. Douglas Mitchell ("Mitchell") and arises out of and reference is hereby made to the issuance of Common Stock Shares, $0.001 par value ("Common Stock"), of PowerSource Corporation by PowerSource to Mitchell.

                                    RECITALS

     WHEREAS, on February 8, 1999, Mitchell was issued and forwarded a stock certificate representing 800 shares of Common Stock of PowerSource; on October 10, 1999, Mitchell was issued and forwarded a stock certificate representing 50,000 shares of Common Stock of PowerSource; on October 11, 1999, Mitchell was issued and forwarded a stock certificate representing 200,000 shares of Common Stock of PowerSource; on October 11, 1999, Mitchell was issued and forwarded a stock certificate representing 60,000 shares of Common Stock of PowerSource; on March 3, 1999, Mitchell was issued and forwarded a stock certificate representing 50,000 shares of Common Stock of PowerSource; on April 7, 2000, Mitchell was issued and forwarded a stock certificate representing 162,000 shares of Common Stock of PowerSource; on April 7, 2000, Mitchell was issued and forwarded a stock certificate representing 58,226 shares of Common Stock of PowerSource (collectively referred to as the "Stock Issuances" or "Certificates").

     WHEREAS, it is the desire of the parties to rescind the above mentioned Stock Issuances and cause the Certificates to be returned to PowerSource and retired.

     WHEREAS, the parties desire to issue to Mitchell stock options to purchase up to 581,026 shares of PowerSource in lieu of the Stock Issuances and as consideration for the return of the above mentioned Certificates.

     WHEREAS, it is the intention of the Mitchell and the Mitchell's subsidiaries and assigns and/or agents, to relinquish, assign, release, free, acquit and discharge PowerSource and all of its attorneys, assigns, companies, subsidiaries and/or agents from any and all debt, liability, interest, claim, actions, causes of action, demands, rights, damages, punitive damages, costs, loss of service, expenses, compensation or responsibility which any of the parties now have or may hereafter accrue on account of or in any way growing out of any and all known or unknown, foreseen and unforeseen consequence resulting or to result from the issuance and rescission of the Common Stock, including but not limited to, the issuance of stock options in lieu of the Common Stock.

                                    AGREEMENT

     THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereto agree as follows:

1. That the Mitchell has accepted due and good consideration in the form of stock options, receipt of which is hereby acknowledged, and agrees to and for PowerSource's attorneys, heirs, executors, administrators, successors and assigns release, acquit and forever discharge all attorneys, companies, partnerships and individuals, associated or affiliated or otherwise connected therewith PowerSource, and individually or collectively, their or its agents, servants, attorneys, successors, heirs, executors, associations or partnerships of and from any and all claims, actions, causes of actions, demands, rights, damages, punitive damages, costs, loss of service, expenses and compensation whatsoever, which Mitchell now has or which may hereafter accrue on account of or in any way growing out of any and all known and unknown, foreseen and unforeseen consequence resulting or to result from the issuance and rescission of the Common Stock, including but not limited to, the issuance of Common Stock Options in lieu of the Common Stock.

2. The parties acknowledge that they are familiar with California Civil Code
Section 1542 and the effect of same and have discussed this matter with their counsel. The Release and release language contemplated herein do not constitute a release of or relief of any party to perform under this Agreement. Both parties represent that they have had legal representation in the review of this Release.

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3. That each party understands that this is a compromise and that nothing stated
herein is to be construed as an admission of liability or that liability is reasonably clear on the part of the party or parties hereby released, and that said releases deny liability therefore and intend merely to avoid litigation and buy their peace or that fair market value of any services rendered by the undersigned are fixed herein.

4. It is further understood and agreed that Mitchell waive all rights under
SECTION 1542 OF THE CIVIL CODE OF CALIFORNIA ("SECTION") and any similar law of any state or territory of the United States are hereby expressly waived by each party hereto. Said Section reads as follows:

         SS.1542. Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5. Each party hereby declares and represents that the value of consideration, Common Stock and Common Stock Options granted to each party hereto is uncertain and indefinite and in making this Release it is understood and agreed that the parties rely solely on the judgment, belief and knowledge of the nature, extent, effect and duration of said value, and that the Release is made without reliance upon any sole statement or representation of either party or parties hereby released or their representatives or by any attorney or accountant by them employed.

6. In further consideration of the aforesaid payment, each party hereby warrants to the other that the each party is the sole owner of the above-mentioned claims and demands and causes of action as stated; and does hereby agree and undertake to indemnify and save the other party entirely harmless from any and all claims, demands, liens or suits, including the expenses of defense thereof, which may hereafter be asserted by any other person or persons claiming any interest in or to the released claims, demands or causes of action or the proceeds of these transactions. Each party also understands that certain tax ramifications may result from the transactions, issuances of stock and issuances of stock options, and that each party shall accept any liability resulting to it from same.

7. Each party further declares and represents that no promise, inducement or agreement not herein expressed has been made to the other party, and that this Release along with the Stock Option Agreement contains the entire agreement between the parties hereto and hereby supercedes all former oral and/or written agreements entered by the parties or any of them, and that the terms of this Release are contractual and not a mere recital.

8. That this Release is entered pursuant to and to be interpreted in at all times, whether by dispute or otherwise under the laws of the State of California.

THE UNDERSIGNED HAS READ THE FOREGOING RELEASE AND FULLY UNDERSTAND SAME IN ITS ENTIRETY.

Signed, sealed and delivered this third day of July, 2000.

FOR:  POWERSOURCE CORPORATION



/s/ Illya Bond
---------------------------------------------
BY:  ILLYA BOND, CHIEF EXECUTIVE OFFICER




/s/ E. Douglas Mitchell
---------------------------------------------
BY:  E. DOUGLAS MITCHELL



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